UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (CAYMAN)
GALLOWAY CAPITAL MANAGEMENT, LLC
GARY L. HERMAN
BRUCE GALLOWAY
SETH M. LUKASH
FRED ZEIDMAN
HOWARD BROD BROWNSTEIN
MARTIN R. WADE, III

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the combined 2009 annual meeting of shareholders and 2010 annual meeting of shareholders of United American Healthcare Corporation, a Michigan corporation.

On September 27, 2010, Strategic issued the following press release:

Strategic Disappointed With Court Decision by Wayne County Circuit Court

Strategic Urges Shareholders to Support Its Slate of Directors and Vote the GOLD Card

NEW YORK, Sept. 27, 2010 (GLOBE NEWSWIRE) -- Strategic Turnaround Equity Partners, LP (Cayman) ("Strategic") and the other participants in their proxy solicitation of United American Healthcare Corporation ("United" or the "Company) (Pink Sheets:UAHC) were unsuccessful in seeking injunctive relief against the Company in Wayne County Circuit Court.

Gary Herman, Portfolio Manager for Strategic stated, "We are disappointed by the decision of the Court. The drastic decline in shareholder value and the transferral of assets for John Fife's benefit remain matters of deep concern for Strategic and all shareholders." Mr. Herman further stated that, "we are exploring our legal alternatives."

Bruce Galloway, a director of the Company and one of the Plaintiffs stated that, "contrary to the statement by the Company's CEO William Brooks, this was never a 'grudge based controversy.'  The lawsuits were brought in an effort by me to exercise my fiduciary duties and obligations for all of the shareholders of the Company.  It is my opinion that management and many of my fellow directors have wasted a significant amount of the Company's assets to remain entrenched.  Management's record for destroying shareholder value over the past few years speaks for itself." Mr. Galloway further commented, "UAHC acquired a Company [Pulse] that was contrary to its stated acquisition criteria. As the recently issued ISS report stated:

'[T]he board stated that the acquisition of Pulse was motivated primarily by significant revenues, positive EBITDA and long-term growth opportunities. EBITDA continues to be an important metric the board has used to justify the reasons for the transaction. However, in the company's Form 10-K, it was disclosed that prior to the acquisition, Pulse Systems failed to satisfy several financial covenants of its loan with Fifth Third Bank, which included: Minimum Adjusted EBITDA on Dec. 31, 2009 and March 31, 2010; Funded Debt to Adjusted EBITDA on March 31, 2010; Fixed Charge Coverage Ratio on Dec. 31, 2009; Timely delivery of audited financial Statements on Dec. 31, 2009.'"

Herman continued, "We will continue on with our Proxy Contest and look forward to the meeting scheduled to be held on September 30, 2010."

Concluded Herman, "We thank stockholders who have already voted the GOLD proxy card for the Strategic nominees and urge all other stockholders to return the GOLD proxy card today to elect Strategic's five highly-qualified director nominees.  For those who have voted the White card and want to change their vote, they can by voting for the GOLD card.  I encourage any shareholder who has questions to call me personally at (212) 247-0581."

For information on how to vote your GOLD proxy card please contact our proxy solicitor, Okapi Partners, LLC at 1-877-285-5990 or 212-297-0720.

CONTACT:   Okapi Partners, LLC
                        Steven C. Balet
                        212-297-0720